Exhibit (S)
POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each whose name appears below nominates, constitutes and appoints each of R. Joseph Dougherty, M. Jason Blackburn and Michael S. Minces (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all capacities, to make, execute and sign all amendments and supplements to the Registration Statement on Form N-2 under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of HIGHLAND CREDIT STRATEGIES FUND (the “Trust”), and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares beneficial interest, par value $.001 per share, of the Trust, and any and all amendments and supplements to such Registration Statement, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.
IN WITNESS WHEREOF, the undersigned Trustees and officers have hereunto set their hands this 19th day of May 2006.

/s/ M. Jason Blackburn	/s/ James D. Dondero

M. Jason Blackburn Chief Financial Officer (Principal Accounting Officer) and Secretary	James D. Dondero Chief Executive Officer and President

/s/ R. Joseph Dougherty	/s/ Timothy K. Hui

R. Joseph Dougherty Trustee and Senior Vice-President	Timothy K. Hui Trustee

/s/ Scott F. Kavanaugh	/s/ James F. Leary

Scott F. Kavanaugh Trustee	James F. Leary Trustee

/s/ Bryan A. Ward

Bryan A. Ward Trustee

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